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                                                             EXHIBIT NO. 99.1(f)

                               MFS SERIES TRUST XI

                           CERTIFICATION OF AMENDMENT
                             TO DECLARATION OF TRUST

                                  REDESIGNATION
                                    OF SERIES

         Pursuant to Section 6.9 of the Amended and Restated Declaration of Trust dated January 24, 1996 (the "Declaration"), of MFS Series Trust XI (the "Trust"), the Trustees of the Trust hereby redesignate an existing series of Shares (as defined in the Declaration):

         1. The series designated as Vertex Research All Cap Fund shall be redesignated as Vertex U.S. All Cap Fund.

         Pursuant to Section 6.9(i) of the Declaration, this redesignation of series of Shares shall be effective upon the execution of a majority of the Trustees of the Trust.
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         IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 31st day of July, 1998 and further certify, as provided by the provisions of Section 9.3(d) of the Declaration, that this amendment was duly adopted by the undersigned in accordance with the second sentence of Section 9.3(a) of the Declaration.


JEFFREY L. SHAMES
-------------------------
Jeffrey L. Shames
38 Lake Avenue
Newton, MA   02159


NELSON J. DARLING, JR.
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Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907


WILLIAM R. GUTOW
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William R. Gutow
3 Rue Dulac
Dallas, TX  75230